Simplified Standardized Money Purchase Pension Plan
ADOPTION AGREEMENT
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EMPLOYER INFORMATION
Name of
Employer_____________________________Telephone________________________

Business
Address______________________________________________________________

City__________________________State________________________Zip_________

Federal Tax Identification Number_________________Income Tax Year
End_________

Type of Business (Check only one)
[  ]  Sole Proprietorship   [  ]   Partnership  [  ]  Corporation  [  ]  Other
(Specify)__________________________________________

Plan Sequence No._________ Enter 001 if this is the first qualified plan the Employer has ever maintained, enter 002 if it is the second, etc. For a Plan which covers only the owner of the business, please provide the following information about the owner:

Social Security No._________________Date Business
Established_________________
Date of Birth_______________________Marital
Status____________________________
Home Address_______________________________________________________________

EFFECTIVE DATES    Check and complete Option A or B

Option A.  [  ]  This is the initial adoption of a money purchase pension plan by the Employer.
           The Effective Date of this Plan is ______________________, 19____.
           NOTE: The effective date is usually the first day of the Plan Year in which this Adoption Agreement is signed.

Option           B. [ ] This is an  amendment  and  restatement  of an  existing
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                 money purchase  pension plan (a prior plan) NOTE: The effective date is usually the first day of the Plan Year in which this Adoption Agreement is signed.
           The Prior Plan was initially effective on _________________, 19_____. The Effective Date of this amendment and restatement is _____, 19___.

PLAN PROVISIONS  Complete Parts A through E

Part A. Service Requirement: An Employee will be eligible to become a Par-ticipant in the Plan after completing _____ (enter 0, 1 or 2) Years of Eligibility Service. NOTE: If left blank, the Years of Eligibil-ity Service required will be deemed to be 0.

Part B. Age Requirement: An Employee will be eligible to become a Partici-pant in the Plan after attaining age _____ (no more than 21).
           NOTE: If left blank, it will be deemed there is no age requirement for eligibility.

Part C. 100% Vesting: A Participant shall be fully Vested at all times in his or her Individual Account.

Part D. Normal Retirement Age: The Normal Retirement Age under the Plan is age 59 1/2.

Part E. Contribution Formula: For each Plan Year the Employer will contribute for each qualifying Participant an amount equal to ______% (not to exceed 25%) of the qualifying Participant's Compensation for the Plan Year.

#726(12/90)                 1990 Universal Pensions, Inc., Brainerd, MN  56401

EMPLOYER SIGNATURE    Important:  Please read before signing

I am an authorized representative of the Employer named above and I state the following:

1. I acknowledge that I have relied upon my own advisors regarding the completion of this Adoption Agreement and the legal and tax implications of adopting this Plan.

2. I understand that my failure to properly complete this Adoption Agreement may result in disqualification of the Plan.

3. I understand that the Prototype Sponsor will inform me of any amendments made to the Plan and will notify me should it discontinue or abandon the Plan.
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4.   I have received a copy of this Adoption Agreement and the corresponding
Basic Plan Document.

Signature for Employer_____________________Date
Signed_________________________
Type Name______________________________________________________

TRUSTEE OR CUSTODIAN
[ ] Check this box only if a financial organization is named as Trustee and it has full trust powers.

     Trustee or Custodian_______________________________________________
     Signature________________________________________________________
     Type Name______________________________________________________

PROTOTYPE SPONSOR

     Name of Prototype Sponsor_________________________________________
     Address____________________________
     Telephone Number______________________

ADDITIONAL PLANS

An Employer who has ever maintained or who later adopts any plan (including a welfare benefit fund, as defined in Section 419(e) of the Code, which provides post-retirement medical benefits allocated to separate accounts for key employees as defined in Section 419A(d)(3) of the Code or an individual medical account, as defined in Section 415(l)(2) of the Code) in addition to this Plan (other than a paired standardized profit sharing plan using Basic Plan Document No. 03) may not rely on the opinion letter issued by the National Office of the Internal Revenue Service as evidence that this Plan is qualified under Section 401 of the Code. If the Employer who adopts or maintains multiple plans wishes to obtain reliance that the Employer's plan(s) are qualified, application for a determination letter should be made to the appropriate Key District Director of Internal Revenue. This Adoption agreement may be used only in conjunction with Basic Plan Document No. 03.

LIMITATION ON ALLOCATIONS   More Than One Plan

If you maintain or ever maintained another qualified plan (other than a paired standardized profit sharing plan using Basic Plan Document No. 03) in which any Participant in this Plan is (or was) a participant or could become a participant, you must complete this section. You must also complete this section if you maintain a welfare benefit fund, as defined in Section 419(e) of the code, or an individual medical account, as defined in Section 415(l)(2) of the Code, under which amounts are treated as annual additions with respect to any
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Participant in this Plan.

#726(12/90)                1990 Universal Pensions, Inc., Brainerd, MN  56401

Part  A.  If  the  Participant  is  covered  under  another   qualified  defined
contribution plan maintained by the Employer, other than a master or prototype plan:
     1. [  ]  The provisions of Sections 3.05(B)(1) through 3.05(b)(6) of the
              Plan will apply as if the other plan were a master or prototype plan.

     2. [ ] Other method. (Provide the method under which the plans will lim-it total annual additions to the maximum permissible amount, and will properly reduce any excess amounts, in a manner that pre-cludes Employer discretion.)____________________________________

Part B. If the Participant is or has ever been a participant in a defined benefit plan maintained by the Employer, the Employer will provide below the language which will satisfy the 1.0 limitation of Section 415(e) of the Code. Such language must preclude Employer discretion.

Part C.  The limitation year is the following 12-consecutive month period:_____
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#726(12/90)                 1990 Universal Pensions, Inc., Brainerd, MN  56401

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